CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We  consent to the references to our firm in the Post-Effective Amendment to the

Registration  Statement on Form N-1A of Neuberger Berman Equity Funds and to the

use of our report  dated  October  6,  2006  on  the  financial  statements  and

financial   highlights  of  Neuberger  Berman  Century  Fund,  Neuberger  Berman

Manhattan Fund,  Neuberger Berman Millennium Fund, Neuberger Berman Regency Fund

and Neuberger Berman Socially Responsive Fund, each a series of Neuberger Berman

Equity Funds. Such  financial  statements and financial highlights appear in the

August 31, 2006 Annual Report to  Shareholders  which  are  also incorporated by reference into the Registration Statement. We also consent to  the references to us in the Prospectuses and in the Statement of Additional Information.



                                           /s/ TAIT, WELLER & BAKER LLP


PHILADELPHIA, PENNSYLVANIA
DECEMBER 20, 2006